Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-211641, 333-170513 and 333-135613) of Kaiser Aluminum Corporation of our report dated March 18, 2021 relating to the combined financial statements of the Alcoa Warrick Rolling Mill, included in this Current Report on Form 8-K/A of Kaiser Aluminum Corporation.

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

May 7, 2021